Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

JASPER, IN (August 5, 2003) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for its fourth quarter and fiscal year 2003, which ended June 30, 2003.

Consolidated Overview
Net sales for the fiscal 2003 fourth quarter totaled $276.4 million, down from net sales of $300.0 million reported during the fiscal 2002 fourth quarter, with decreased sales in both the Electronic Contract Assemblies segment and the Furniture and Cabinets segment. The Company's net income in the current year fourth quarter totaled $2.8 million, or $0.08 per Class B share, inclusive of costs associated with executing incremental cost scaling actions under the Company's previously announced restructuring plan. Costs associated with restructuring activities, including adjustments to original cost estimates, totaled $1.2 million after-tax, or $0.03 per share. The Company's net income in the prior year fourth quarter was $0.19 per share.

The Company's gross profit percentage in the 2003 fiscal fourth quarter declined from the prior year fourth quarter as improved margin in the Electronic Contract Assemblies segment was more than offset by a reduction in margin within the Furniture and Cabinets segment. The consolidated operating income in the 2003 fiscal year fourth quarter decreased below the prior year fourth quarter, driven primarily by a reduction in consolidated net sales, lower gross margins and the restructuring costs. The earnings effect of the lower sales was mitigated, in part, by benefits derived from the exit of six underperforming manufacturing facilities included in the restructuring activities announced in December 2002. The fourth quarter of fiscal year 2003 was also favorably impacted by a significantly lower effective tax rate than in the prior year, primarily related to the lower pre-tax income during the quarter coupled with various tax credits.

The Company generated $5.3 million of cash flow from operating activities in the current year fourth quarter, for an annual total of $56.6 million.

For fiscal year 2003, net sales were $1.15 billion, down from net sales of $1.17 billion in fiscal 2002. Fiscal 2003 net income was $5.6 million, or $0.15 per Class B share, inclusive of after-tax costs totaling $11.7 million, or $0.31 per Class B share, associated with the Company's restructuring plan. Fiscal year 2002 net income was $34.5 million, or $0.91 per share, inclusive of the after-tax gain on the sale of the Boesendorfer piano subsidiary of $8.2 million, or $0.22 per Class B share.

"In a challenging sales environment, we have been very active in introducing new products and capabilities to position Kimball for growth when the economy begins to improve. In addition, we have finalized many aspects of our restructuring plan announced last December, and we are beginning to see related financial improvements," stated Kimball International Chairman and Chief Executive Officer, Douglas A. Habig. "While we are making improvements to our cost structure, growing the top line continues to be a challenge in our industries. That said, we will continue to make appropriate investments to drive profitable sales," stated Mr. Habig.

Furniture and Cabinets Segment
The Furniture and Cabinets segment recorded sales of $165.6 million during the fourth quarter of fiscal 2003, down from sales of $176.8 million in the prior year fourth quarter. The lodging and furniture components product lines recorded increased sales while all other major product lines within this segment recorded lower sales in the current year fourth quarter. For fiscal 2003, sales within the Furniture and Cabinets segment totaled $697.7 million, a decline of 5% from fiscal 2002, driven primarily by declines in annual sales volumes of the office furniture and contract manufacturing product lines and the sale of the Boesendorfer piano subsidiary in fiscal year 2002.

Net income in this segment for the 2003 fiscal fourth quarter declined from the prior year comparable quarter due primarily to lower sales volumes. Losses in the furniture components product line, which totaled $0.04 per share in the fourth quarter, continue to affect overall segment profitability. However, furniture components product line losses improved from each of the preceding four quarters due to continued operating efficiency improvements, the exit of the wood dimension operations in the second quarter of fiscal 2003 and the exit of the face veneer operation early in the fourth quarter of fiscal 2003. On a year-to-date basis, exclusive of restructuring costs in both years and the gain on the sale of Boesendorfer in fiscal 2002, net income in the Furniture and Cabinets segment in fiscal 2003 declined from the prior year, due primarily to lower sales volumes and associated operating inefficiencies.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment posted net sales of $110.6 million during the fourth quarter of fiscal 2003, down from sales of $123.1 million during the prior year fourth quarter, due primarily to lower computer related product and telecommunication component sales which more than offset increased sales of electronic transportation products and medical components. For fiscal 2003, net sales were $456.7 million, up 5% from the prior year, primarily due to increases in electronic transportation products and industrial controls.

Net income in this segment for the fiscal fourth quarter of 2003 declined from the same period last year due to lower sales volumes, offset, in part, by productivity improvements resulting in lower manufacturing costs. For fiscal 2003, net income increased over fiscal 2002, primarily driven by higher sales and improved gross profit margins. Fourth quarter and year-to-date fiscal 2003 net income were both aided by the exit of an underperforming facility in the third quarter of fiscal 2003.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, a delayed recognition of cost improvements associated with cost scaling actions, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2002.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 2:00 PM Eastern Time today, August 5, 2003. To listen to the live conference call, dial 800-299-7635. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 19, 2003, at 888-286-8010. The pass code to access the replay is 42174623.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential, lodging and healthcare industries, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include television cabinets and stands, residential furniture, retail infrastructure products and furniture components. The Electronic Contract Assemblies segment provides engineering and manufacturing services to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

-Financial Highlights to Follow-

Financial Highlights for the quarter ended June 30, 2003, follow:

Kimball International, Inc.
Condensed Consolidated Statements of Income

(Unaudited)	Three Months Ended
($000's, except per share data)	June 30,		June 30,
	2003		2002

Net Sales	$276,381	100.0%	$300,000	100.0%
Cost of Sales	216,360	78.3%	233,091	77.7%

Gross Profit	60,021	21.7%	66,909	22.3%
Selling, General & Administrative Expenses	56,707	20.5%	56,062	18.7%
Restructuring and Other Expense	1,892	0.7%	394	0.1%

Operating Income	1,422	0.5%	10,453	3.5%
Other Income - Net	1,428	0.5%	1,007	0.3%

Income Before Income Taxes	2,850	1.0%	11,460	3.8%
Provision for Income Taxes	9	0.0%	4,192	1.4%

Net Income	$2,841	1.0%	$7,268	2.4%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.07		$0.19
Class B	$0.08		$0.19

Diluted:
Class A	$0.07		$0.19
Class B	$0.08		$0.19

Average Shares Outstanding (000's)
Basic	38,076		38,026
Diluted	38,104		38,148

Kimball International, Inc.
Condensed Consolidated Statements of Income

	Fiscal Year Ended
($000's, except per share data)	June 30,		June 30,
	2003		2002

Net Sales	$1,154,692	100.0%	$1,172,504	100.0%
Cost of Sales	904,879	78.4%	903,666	77.1%

Gross Profit	249,813	21.6%	268,838	22.9%
Selling, General & Administrative Expenses	228,510	19.8%	237,512	20.2%
Restructuring and Other Expense	21,389	1.8%	897	0.1%

Operating Income (Loss)	(86)	0.0%	30,429	2.6%
Other Income - Net	6,519	0.6%	21,176	1.8%

Income Before Income Taxes	6,433	0.6%	51,605	4.4%
Provision for Income Taxes	839	0.1%	17,105	1.5%

Net Income	$5,594	0.5%	$34,500	2.9%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.13		$0.89
Class B	$0.15		$0.91

Diluted:
Class A	$0.13		$0.89
Class B	$0.15		$0.91

Average Shares Outstanding (000's)
Basic	38,064		38,038
Diluted	38,085		38,068

Kimball International, Inc.
Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
($000's)	June 30,	June 30,
	2003	2002

Net Cash Flow provided by Operating Activities	56,555	77,189
Net Cash Flow used for Investing Activities	(388)	(18,950)
Net Cash Flow used for Financing Activities	(23,700)	(50,867)
Effect of Exchange Rates	162	53

Net Increase in Cash & Cash Equivalents	32,629	7,425
Cash & Cash Equivalents at Beginning of Year	18,662	11,237

Cash & Cash Equivalents at End of Year	$51,291	$18,662

Cash & Cash Equivalents	$51,291	$18,662
Short-Term Investments	30,729	53,919

Totals	$82,020	$72,581

Kimball International, Inc.
Condensed Consolidated Balance Sheets

($000's)	June 30,	June 30,
	2003	2002

Assets
Cash, Cash Equivalents and Short-Term Investments	$82,020	$72,581
Receivables, Net	126,585	150,836
Inventories, Net	87,299	100,632
Other Current Assets	42,523	40,108
Property & Equipment, Net	198,981	236,176
Capitalized Software, Net	42,376	38,968
Other Assets	35,860	34,811

Totals	$615,644	$674,112

Liabilities & Share Owners' Equity
Current Liabilities	$137,646	$175,973
Long-Term Debt, Less Current Maturities	833	2,291
Deferred Income Taxes & Other	41,749	43,360
Share Owners' Equity	435,416	452,488

Totals	$615,644	$674,112

Kimball International, Inc.
Segment Results
	(Unaudited)
	Three Months Ended
($000's)	June 30,		June 30,
	2003		2002

Net Sales
Electronic Contract Assemblies segment	$110,608	40.0%	$123,141	41.1%
Furniture & Cabinets segment	165,609	59.9%	176,825	58.9%
Unallocated Corporate	164	0.1%	34	0.0%

Total	$276,381	100.0%	$300,000	100.0%

	(Unaudited)
	Three Months Ended
	June 30,		June 30,
	2003		2002

Net Income
Electronic Contract Assemblies segment	$4,400	154.9%	$5,400	74.3%
Furniture & Cabinets segment	(2,337)	-82.3%	1,648	22.7%
Unallocated Corporate	778	27.4%	220	3.0%

Total	$2,841	100.0%	$7,268	100.0%

	Fiscal Year Ended
	June 30,		June 30,
	2003		2002

Net Sales
Electronic Contract Assemblies segment	$456,719	39.6%	$436,248	37.2%
Furniture & Cabinets segment	697,651	60.4%	736,187	62.8%
Unallocated Corporate	322	0.0%	69	0.0%

Total	$1,154,692	100.0%	$1,172,504	100.0%

	Fiscal Year Ended
	June 30,		June 30,
	2003		2002

Net Income
Electronic Contract Assemblies segment	$16,470	294.4%	$13,496	39.1%
Furniture & Cabinets segment	(14,396)	-257.3%	20,435	59.2%
Unallocated Corporate	3,520	62.9%	569	1.7%

Total	$5,594	100.0%	$34,500	100.0%